                       [SAFEGUARD SCIENTIFICS, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 12, 1994

TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of Safeguard Scientifics, Inc. (the 'Company') will be held at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087 on Thursday, May 12, 1994 at 3:00 p.m., local time, for the following purposes:

          1. To elect eleven directors; and

          2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has established the close of business on March 23, 1994 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please complete, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.

                                          By order of the Board of Directors,
                                          JAMES A. OUNSWORTH
                                          Secretary

800 The Safeguard Building
435 Devon Park Drive
Wayne, PA 19087
April 8, 1994

                          SAFEGUARD SCIENTIFICS, INC.
                           800 THE SAFEGUARD BUILDING
                              435 DEVON PARK DRIVE
                           WAYNE, PENNSYLVANIA 19087

                                PROXY STATEMENT

     The enclosed Proxy is solicited on behalf of the Board of Directors (the 'Board') of Safeguard Scientifics, Inc. (the 'Company') for use at the Annual Meeting of Shareholders to be held on May 12, 1994 (such meeting and any adjournment or adjournments thereof referred to as the 'Annual Meeting') for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed Proxy are being mailed to shareholders on or about April 8, 1994.

VOTING SECURITIES

     Only the holders of shares of common stock, par value $.10 per share (the 'Common Stock'), of the Company of record at the close of business on March 23, 1994 (the 'Shares') are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 4,682,114 Shares outstanding and entitled to be voted at the Annual Meeting. It is the intention of the persons named in the Proxy to vote as instructed by the shareholders or, if no instructions are given, to vote as recommended by the Board. Each holder of Shares entitled to vote will have the right to one vote for each Share standing in his name on the books of the Company, except that in the election of directors, each shareholder will have the right of cumulative voting. In such election, each holder of Shares entitled to vote will have a number of votes equal to the number of Shares he owns multiplied by the total number of directors to be elected, and he may cast the whole of such votes for one candidate, or distribute them among any two or more candidates. To vote cumulatively, a shareholder must write the name of the nominee or nominees selected and the number of votes to be cast for each nominee, followed by the words 'cumulate for,' on the line provided under Item 1 of the Proxy. Discretionary authority to cumulate votes is hereby solicited by the Board.

     The eleven nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors. Votes withheld from any director, broker non-votes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Only those votes which are cast as affirmative or negative will be treated as voting on any matter presented at the Annual Meeting.

REVOCABILITY OF PROXY

     Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A shareholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

PERSONS MAKING THE SOLICITATION

     The cost of soliciting Proxies, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies in person, by mail, or by telephone.

SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Shareholders intending to present proposals at the next Annual Meeting of Shareholders to be held in 1995 must notify the Company of the proposal no later than December 9, 1994.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 15, 1994, the Company's Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Shares, the Company's only class of equity securities outstanding. The table also shows the number of Shares owned beneficially by each director or nominee, by each named executive officer, and by all directors and officers as a group.

                                                                                              NUMBER OF
                                                                                               SHARES     PERCENT OF
                                                                                              OWNED(1)       CLASS
                                                                                             -----------  -----------
Warren V. Musser
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087(2).......................................................................     592,112         12.7%
Vincent G. Bell, Jr.(3)....................................................................      75,128          1.6%
Robert A. Fox(3)...........................................................................      28,000            *
Delbert W. Johnson(3)......................................................................      28,564            *
Peter Likins, Ph.D.(3).....................................................................      13,500            *
Jack L. Messman............................................................................       1,000            *
Russell E. Palmer(3).......................................................................      12,500            *
John W. Poduska, Sr., Ph.D.(3).............................................................      23,000            *
Heinz Schimmelbusch, Ph.D.(3)..............................................................      13,000            *
Hubert J. P. Schoemaker, Ph.D.(3)..........................................................       2,500            *
Jean C. Tempel(4)..........................................................................      41,010            *
Gary J. Anderson(5)........................................................................      17,452            *
Avery More.................................................................................         500            *
James W. Dixon.............................................................................           0
The Baupost Group, Inc.
  P. O. Box 1288
  Cambridge, MA 02238(6)...................................................................     342,900          7.3%
Dimensional Fund Advisors Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401(7)................................................................     348,400          7.4%
Executive officers and directors as a group (19 persons)(8)................................     951,527         19.7%

- ------------------

(*)  Less than 1%.
(1)  Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the shares (except for shares held jointly with spouses).
(2)  Includes 25,000 shares held by a charitable foundation of which Mr. Musser is a director and an executive officer, and 10,466 shares held by Mr. Musser's spouse. Mr. Musser disclaims beneficial ownership of the shares owned by the charitable foundation and his spouse.
(3)  Includes for Messrs. Bell, Fox, Johnson, Likins, Palmer, Poduska, Schimmelbusch, and Schoemaker 13,000 shares,
     13,000 shares, 11,250 shares, 13,000 shares, 11,000 shares, 2,000 shares, 13,000 shares, and 2,500 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 13, 1994.
(4)  Includes 1,000 shares held by Ms. Tempel's spouse and 32,500 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 13, 1994. Ms. Tempel disclaims beneficial ownership of the shares owned by her spouse.

(5)  Includes 25 shares held by Dr. Anderson's son and 12,500 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 13, 1994.
(6)  As reflected in Amendment No. 10 to Schedule 13D filed with the Securities and Exchange Commission, The
     Baupost Group, Baupost Partners and Seth A. Klarman may be deemed to own beneficially 314,300 shares of Common
     Stock owned by several Massachusetts limited partnerships. In addition, The Baupost Group and Seth A. Klarman may be deemed to own beneficially an additional 28,600 shares of Common Stock owned by The Baupost Fund.
(7)  As reflected in Amendment No. 6 to Schedule 13G filed with the Securities and Exchange Commission, Dimensional
     Fund Advisors Inc. ('Dimensional'), a registered investment advisor, is deemed to have beneficial ownership of
     348,400 shares of Common Stock as of December 31, 1993, all of which shares are held in portfolios of DFA
     Investment Dimensions Group Inc., a registered open-end investment company, the DFA Investment Trust Company, a registered open-end investment company, or the DFA Group Trust and the DFA Participating Group Trust,
     investment vehicles for qualified employee benefit plans. Dimensional serves as investment manager of all of the above portfolios and disclaims beneficial ownership of such shares.
(8)  Includes 155,981 shares which may be acquired pursuant to stock options which are currently exercisable or which will become exercisable by May 13, 1994.

As of March 15, 1994, CenterCore, Inc. ('CenterCore'), CompuCom Systems, Inc. ('CompuCom') and Tangram Enterprise Solutions, Inc. ('Tangram') are majority owned subsidiaries of the Company, and the Company may be deemed the beneficial owner of 51.8% of the outstanding common stock of Cambridge Technology Partners (Massachusetts), Inc. ('CTP'). As of March 15, 1994, officers and directors of the Company beneficially owned the following percentage of shares of common stock outstanding in each such company: (i) CenterCore: Mr. Musser, 5.8%; all officers and directors of the Company as a group, other than Mr. Musser, less than 1%; (ii) CompuCom: Mr. Musser, 1.2%; Mr. Dixon, 3.3%; Mr. More, 1.2%; all officers and directors of the Company as a group, other than Messrs. Musser, More and Dixon, approximately 1.6%; (iii) Tangram: all officers and directors as a group, less than 1%; and (iv) CTP: Mr. Musser, 4.2%; Ms. Tempel, 1.6%; all officers and directors of the Company as a group, other than Mr. Musser and Ms. Tempel, approximately 3.2%.

                            I. ELECTION OF DIRECTORS

     It is intended that the persons named as Proxies for the Annual Meeting will vote in favor of the election of the following eleven nominees as directors of the Company to hold office until the Annual Meeting of Shareholders in 1995 and until their successors are elected and have qualified. All of the nominees, with the exception of Jack L. Messman, are presently serving as directors of the Company. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holders of the Proxies may vote the Proxies for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors to be elected.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE SLATE OF NOMINEES SET FORTH IN THIS PROPOSAL. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS. THE ELEVEN NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES PRESENT OR REPRESENTED AND ENTITLED TO BE VOTED SHALL BE ELECTED AS DIRECTORS.

                                                                                                   HAS BEEN A
                                                   PRINCIPAL OCCUPATION AND BUSINESS                DIRECTOR
                NAME                               EXPERIENCE DURING LAST FIVE YEARS                  SINCE         AGE
- -------------------------------------  ----------------------------------------------------------  -----------  -----------
Warren V. Musser                       Chairman of the Board, Chief Executive Officer and
                                       President of the Company(1)(2)(4).........................        1953           67
Vincent G. Bell, Jr.                   President, Verus Corporation, a management investment firm
                                       (2)(3)(5).................................................        1956           68
Robert A. Fox                          President, R.A.F. Industries, Inc. and affiliates,
                                       diversified manufacturing, distribution and service
                                       companies(2)..............................................        1981           64
Delbert W. Johnson                     President and Chief Executive Officer, Pioneer Metal
                                       Finishing, a specialty metal finishing company(6).........        1992           55
Peter Likins, Ph.D.                    President, Lehigh University(3)(7)........................        1988           57
Jack L. Messman                        President and Chief Executive Officer, Union Pacific
                                       Resources, an energy company and a subsidiary of Union
                                       Pacific Corporation(8)....................................          --           54
Russell E. Palmer                      Chairman and Chief Executive Officer, The Palmer Group, a
                                       corporate investment firm(2)(3)(9)........................        1989           59
John W. Poduska, Sr., Ph.D.            Chairman, Advanced Visual Systems, Inc., a provider of
                                       visualization software(3)(10).............................        1987           56
Heinz Schimmelbusch, Ph.D.             Chief Executive Officer, Safeguard International Group, a
                                       division of the Company(11)...............................        1989           49
Hubert J. P. Schoemaker, Ph.D.         Chairman of the Board and co-founder of Centocor, Inc., a
                                       biotechnology company(1)(12)..............................        1993           44
Jean C. Tempel                         Executive Vice President of the Company(1)(13)............        1991           51

- ------------------

(1)  Member of the Executive Committee, of which Dr. Schoemaker is Chairman.
(2)  Member of the Compensation Committee, of which Mr. Fox is Chairman.
(3)  Member of the Audit Committee, of which Mr. Palmer is Chairman.
(4)  Mr. Musser is Chairman of the Board of Cambridge Technology Partners (Massachusetts), Inc. and CenterCore,
     Inc. and a director of Coherent Communications Systems Corporation, CompuCom Systems, Inc., Tangram Enterprise
     Solutions, Inc. and Castle Energy Corporation.
(5)  Mr. Bell is a director of BHC Financial Corp. and Hunt Manufacturing Co., Inc.
(6)  Pioneer Metal Finishing includes a division and a subsidiary of the Company. Mr. Johnson is a director of
     Ault, Inc., First Bank System and Tennant Co., Inc., and serves as Chairman of the Ninth District Federal
     Reserve Bank and 1993 Chairman of the Federal Reserve Board Conference of Chairmen.
(7)  Dr. Likins also has served as a technical consultant for a number of companies, including Boeing Aerospace
     Co., the Jet Propulsion Laboratory and Dynacs Engineering Co. and was a member of the President's Council of
     Advisors for Science and Technology from 1989 to 1993. Dr. Likins is a director of Consolidated Edison Company of New York, Communications Satellite Corporation, and Parker-Hannifin Corp.
(8)  Prior to joining Union Pacific Resources Company in April 1991, Mr. Messman was Chairman and Chief Executive
     Officer of USPCI, Inc., a provider of hazardous waste services and a subsidiary of Union Pacific Corporation, from May 1988 until April 1991. Mr. Messman is a director of Cambridge Technology Partners (Massachusetts),
     Inc., Novell, Inc. and Tandy, Inc.

(9)  Prior to organizing The Palmer Group in June 1990, Mr. Palmer was Dean of The Wharton School of the University
     of Pennsylvania from 1982 to June 1990. He was managing partner and Chief Executive Officer of Touche Ross &
     Co. (now Deloitte & Touche) from 1972 to 1982. Mr. Palmer is a director of Allied-Signal, Inc., Bankers Trust
     New York Corporation, Contel Cellular, Inc., Federal Home Loan Mortgage Corporation, The Goodyear Tire &
     Rubber Company, GTE Corporation, Imasco Limited, and The May Department Stores Company.
(10) Prior to joining Advanced Visual Systems, Inc. in January 1992, Dr. Poduska was President and Chief Executive
     Officer of Stardent Computer, Inc., a computer manufacturer, from December 1989 to December 1991. From
     December 1985 to December 1989, Dr. Poduska was founder, Chairman and Chief Executive Officer of Stellar
     Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Dr. Poduska is a director of Cambridge Technology Partners (Massachusetts), Inc. and Xylogics, Inc.
(11) From 1973 to 1993 Dr. Schimmelbusch was associated with Metallgesellschaft AG, a raw materials company of which he served as Chairman of the Executive Board from March 1989 to December 1993 and as Deputy Chairman of the Board of Management from July 1988 to March 1989.
(12) Dr. Schoemaker is also a co-founder and a director of Tocor II, Inc.
(13) Ms. Tempel has been Executive Vice President of the Company since November 1993, prior to which she held the office of President and Chief Operating Officer of the Company from February 1992 to November 1993. Prior to joining the Company, Ms. Tempel was an independent management consultant from October 1990 until December
     1991, and Executive Vice President and Chief Operations Officer of The Boston Company and The Boston Safe
     Deposit and Trust Company, a holding company and bank, respectively, from 1983 to October 1990. Ms. Tempel is
     Vice Chairman of Cambridge Technology Partners (Massachusetts), Inc. and a director of CompuCom Systems, Inc.
     and Centocor, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board held four meetings in 1993. The Company's Board of Directors has appointed standing Audit, Compensation and Executive Committees. The Compensation Committee, which met once in 1993, fixes compensation levels including incentive compensation for all officers and other principal employees, and administers the stock option plans and the long term incentive plan. The Audit Committee met three times during 1993. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent accountants, the scope of the audit, accounting controls, practices and policies, the recommendation to the Board of the independent accountants to be selected, and the relationship between the Company and the independent accountants, including the availability of Company records, information and personnel. The Executive Committee, which had one meeting during 1993, is authorized to act upon all matters with respect to the management of the business and affairs of the Company, except that its authority to authorize and approve investments by the Company, other than investments made in the normal course of business, is limited to investments of up to $2 million in the aggregate between meetings. Nine of ten members of the Company's Board attended at least 75% of all meetings of the full Board; however, Dr. Likins attended 71% and Dr. Schimmelbusch attended 50% of the total of the Board and Committee meetings of which they are members.

DIRECTORS' COMPENSATION

     In 1993, directors who were not employees received an annual cash retainer of $15,000, plus $500 for each Board meeting attended and $300 for each Committee meeting attended on a date other than a Board meeting date. In addition, Mr. Fox and Mr. Palmer, as Chairman of the Compensation Committee and Audit Committee, respectively, received an annual retainer of $1,000.

     The Company has deferred compensation plans ('Deferred Compensation Plan') covering certain of its directors and a limited number of officers and key employees. All contributions to the Deferred Compensation Plan were completed by the end of 1988. Upon retirement (or an earlier date in certain cases) or upon termination of service as a director, the participant is entitled to receive (as a level payment over 15 years or as a lump sum) an amount equal to the aggregate credits to the participant's account plus an investment growth factor. Under the Deferred Compensation Plan, Mr. Bell began receiving quarterly payments of $3,100 in February 1992, which was reduced to $3,000 in February 1994. These payments will continue, subject to adjustment in accordance with the terms of the Deferred

Compensation Plan, for a period of 15 years. The Company has purchased life insurance contracts to provide it with funds estimated to be sufficient to cover its obligations under the Deferred Compensation Plan, and the Company is the owner and beneficiary of such contracts. If assumptions as to mortality experience, future policy dividends and other factors are realized, the Company will recover an amount equal to all benefit payments under the Deferred Compensation Plan, the premium payments on the insurance contracts, and a portion of the interest earned on the use of the premium payments.

     The Company has a consulting arrangement with Mr. Palmer under which Mr. Palmer provides guidance and assistance to the Company in organizing and moderating strategic planning seminars for Safeguard's management team and makes available to the Company the resources of The Palmer Group, including research as to certain industries, companies and other aspects of business. Pursuant to this arrangement, Mr. Palmer is paid a quarterly fee of $6,000. During 1993, Mr. Palmer received a total of $24,000 under this consulting arrangement. The arrangement is terminable upon notice by either party at any time.

DIRECTORS' STOCK OPTIONS

     Non-Employee Directors of the Company also participate in the Stock Option Plan for Non-Employee Directors ('Directors' Plan'). Pursuant to the Directors' Plan, as amended, each Eligible Director receives an option to purchase 10,000 shares of the Company's Common Stock upon his election. Thereafter, each Eligible Director will receive (i) a Service Grant to purchase 2,000 shares of Common Stock on December 31, 1994; (ii) a Service Grant to purchase 2,000 shares of Common Stock on the December 31st next occurring after the end of every two years' service thereafter provided that an Eligible Director has completed two years of additional service since the immediately preceding grant; and (iii) an option to purchase 500 shares of Common Stock for each $500 increase in directors' compensation in excess of 10% over the fee in effect immediately before the date of such grant ('Incentive Grant'); provided, however, that each Service Grant to which an Eligible Director would be entitled would be reduced by the number of shares subject to any Incentive Grant made as of the same date. The exercise price of each option is equal to the fair market value of the shares on the date of grant. The maximum number of shares of Common Stock subject to options granted to an Eligible Director under the Directors' Plan cannot exceed 20,000 shares. In May 1993, Dr. Schoemaker received an option to purchase 10,000 shares upon his election as a director.

                   REPORT OF THE BOARD COMPENSATION COMMITTEE

     The Compensation Committee of the Board (the 'Committee') reviews and approves management recommendations for compensation levels, including incentive compensation, for the executives of the Company, and administers the Company's stock option plans and long term incentive plan.

     The members of the Committee are all outside directors of the Company except for Mr. Musser, who is Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Musser, who is also the largest single shareholder of the Company, does not participate in the Company's stock option plans or long term incentive plan. Mr. Musser does not participate in decisions regarding his compensation.

     Two of the executive officers named in the compensation tables, Avery More and James W. Dixon, are or were employed and compensated by CompuCom, a publicly traded company which is a majority owned subsidiary of the Company and its largest partnership company. Messrs. More and Dixon have not and do not participate in any of the Company's compensation plans and their compensation arrangements are not reviewed by the Committee. Consequently, the report of this Committee does not relate to the compensation of Messrs. More and Dixon.

EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation program is designed to support the Company's mission to achieve maximum returns for its shareholders by providing active strategic management and direct creative financing to its partnership companies. The Company's objectives are to attract and retain outstanding executives, to promote among them the economic benefits of stock ownership in Safeguard and its partnership companies, and to motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company.

     Base compensation levels are initially established for new executives on the basis of subjective factors, with reference to the experience and achievements of the individual and the level of responsibility to be assumed in the Company. Salary increases are awarded each year based on increased levels of individual responsibility, to maintain an appropriate scale among company executives based on relative positions and responsibilities, and on general levels of inflation. Annual cash bonuses are intended to motivate executives to achieve and exceed annual corporate performance targets and strategic objectives. Target levels of executive bonuses are determined in advance for each year as a percentage of base salary, which percentages are based on the executive's ability to impact Company performance. Bonuses are awarded at year-end based on a review of the level of achievement of financial and strategic objectives as defined in the Company's plan and the plans of the partnership companies (including the publicly held partnership companies) as approved by the Company, and individual performance. Company performance, rather than individual performance, is given the greatest weight in bonus determinations. The Company's primary objective is to create and increase the value of the Company's partnership companies. Specific financial and strategic objectives may include achievement of pre-tax operating earnings targets, strengthening a partnership company's management/marketing team, building strategic alliances, identifying and exploiting markets, increasing existing market share and penetration, and obtaining additional financing. A significant mark of the Company's success in creating value in partnership companies is the successful completion of a rights offering of the partnership company's stock to the Company's shareholders. Based on the foregoing review, bonuses are paid as a percentage of target amounts. Bonuses may exceed target amounts when, in the judgment of the Committee, performance levels are deemed to be superior. The Company is studying the effects of the new $1 million compensation deduction cap under the Internal Revenue Code and will present its analysis to the Committee during 1994.

     Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's shareholders and to encourage executives and key employees to remain in the Company's employ. Generally, grants are not made in every year, but are awarded subjectively, based on a number of factors, including the Company's achievement of financial and strategic objectives, the individual's contributions in providing strategic leadership and oversight for the Company and its partnership companies, and the amount and term of options already held by the individual.

     The Company's long term incentive plan is intended to support the Company's strategy of rewarding shareholders through rights offerings or other dispositions to shareholders of selected Safeguard partnership companies. The plan is designed to channel the energies of executives and key employees into efforts that create shareholder value over the long term by enabling participants to share in the results of their contributions through direct participation in the growth of Safeguard's partnership companies. Growth of the partnership companies benefits the Company's shareholders indirectly, by increasing the value of the Company's ownership interest in the partnership companies, and directly, by increasing the value of the stock in the publicly held partnership companies previously distributed to the Company's shareholders through rights offerings. Grants under the plan generally are made in units based on increases in the book value or the fair market value of the stock of the partnership company above set threshold levels. Awards are payable after a fixed period of years (subject to adjustment by the Committee in certain circumstances) in cash or in stock of the partnership company once the threshold levels are achieved.

     The Committee believes that its policy of aligning the interests of executives and key employees with the long-term interests of the Company's shareholders has been successful, as evidenced by the ten-year cumulative total return on the Company's common stock, assuming net investment in rights offerings, as shown in the second stock performance graph which appears on page 13.

CEO COMPENSATION

     At his request, Mr. Musser's base salary for 1993 was maintained at the same level as for 1992. Mr. Musser was awarded a bonus for 1993 equal to 115% of his target bonus. This decision was based on the Company and its partnership companies achieving their strategic objectives, the most significant of which were: the significant increase in 1993 operating earnings (before the goodwill write-off) compared to 1992; consolidated sales exceeding a billion dollars; the continued strong sales and earnings growth of CompuCom in a constantly changing marketplace; the successful rights offering of stock in Cambridge Technology Partners and its continued strong growth; the successful positioning of Micro Decisionware, which resulted in the Company signing an agreement in January 1994 to sell Micro Decisionware for a favorable price; the merger of Rabbit Software Corporation with Tangram Systems Corporation to create a stronger, more viable business renamed Tangram Enterprise Solutions, Inc.; and the acquisition of an interest in XL Vision, Inc.

OTHER EXECUTIVE COMPENSATION

     The Committee approved executive cash bonuses for 1993 equal to 115% of the target bonus amounts. As noted above under discussion of the CEO's compensation, these decisions were based on the Company and its partnership companies achieving or exceeding their financial and strategic objectives as outlined above, and reflect the Committee's policy of providing superior compensation for superior performance. Also considered to a lesser extent in awarding bonuses was each executive's individual performance for the year. The Committee granted options under the Company's 1990 Stock Option Plan to certain of its executives and employees. Executives who assumed significant new responsibilities and new executives were granted more options than other executives in order to establish appropriate relative numbers of options held by each executive and employee based on their current responsibilities.

By the Compensation Committee:

Robert A. Fox     Vincent G. Bell, Jr.     Russell E. Palmer    Warren V. Musser

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Directors Fox, Bell, Palmer and Musser comprise the Compensation Committee. Mr. Musser is Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Musser does not participate in discussions regarding his compensation and does not participate in the Company's stock option plans or long term incentive plan.

     Cambridge Technology Partners leases its Massachusetts headquarters from a trust of which Mr. Musser is the sole beneficiary. Approximate minimum lease payments for 1993 and 1994 are $665,000 and $720,000, respectively. These payments include base rent charges, a management fee equal to one percent of base rent and a monthly charge for the utilization of parking facilities. The leased premises include approximately 62,000 square feet of rentable floor space. The lease term runs until June 2007 with two options to extend for periods of five years each. Commencing in June 1995, annual increases in base rent under the lease will be based on increases in the consumer price index. Cambridge Technology Partners has advised that it believes the lease terms are no less favorable than could be obtained from an unrelated third party.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning compensation paid during the last three fiscal years to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                            ANNUAL COMPENSATION              COMPENSATION
                                                                                                AWARDS
                                                                                               SECURITIES
                                                                                  RESTRICTED   UNDERLYING
        NAME AND                                                 OTHER ANNUAL       STOCK       OPTIONS/        ALL OTHER
   PRINCIPAL POSITION       YEAR     SALARY($)(1) BONUS($)(2)  COMPENSATION($)(3) AWARD(S)($)  SARS(#)(4)   COMPENSATION($)(5)
 Warren V. Musser,             1993   $ 235,000    $ 135,000          --           $       0            0       $  11,098
  Chairman of the Board,       1992     235,000      105,800                               0            0          10,298
  Chief Executive              1991     223,000       73,500          --                   0            0
  Officer and
  President(6)

 Gary J. Anderson, M.D.,       1993   $ 211,000    $  85,000          --           $       0            0       $  15,825
  Executive Vice               1992     200,000       70,000          --             117,600(8)         0          15,000
  President, Fund              1991     160,000       56,000                               0        5,000
  Management(7)

 Jean C. Tempel,               1993   $ 235,000    $ 135,000          --              --                0       $  16,556
  Executive Vice               1992     198,077       90,000       $  36,501         160,000(9)     75,000          8,913
  President                    1991      --           --              --              --

 James W. Dixon,               1993   $ 310,000    $ 471,200          --              --                0       $   4,497
  Chairman of the Board        1992     275,000      257,141          --              --                0           4,364
  of CompuCom Systems,         1991     250,000      177,000                                            0
  Inc.

 Avery More,                   1993   $ 310,000    $ 471,200          --              --                0       $  74,497
  President and Chief          1992     275,000      257,141          --              --          125,000(10)       4,364
  Executive Officer of         1991     250,000      177,000
  CompuCom Systems, Inc.                                                                                0

(1)  Includes annual compensation which has been deferred by Messrs. Musser and Anderson and Ms. Tempel pursuant to the Company's stock savings plan and by Messrs. Dixon and More pursuant to the CompuCom Systems, Inc. 401(k)
     matched savings plan.

(2)  Cash bonuses for services rendered by all executive officers in 1991 have been listed for the year earned, but were actually paid in the following fiscal year. With respect to Messrs. Dixon and More, a portion of the cash bonus paid and included above for services rendered in 1992 and 1993 was not paid until February of the following year.

(3)  For fiscal year 1993, perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus and accordingly have been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(4)  Except as otherwise indicated in individual footnotes, options in this table are to acquire Common Stock of the Company.

 (5)  The stated amounts for fiscal 1993 include the following amounts for each named executive officer: Company contributions under the Company's Money Purchase Pension Plan -- Mr. Musser, $10,575; Dr. Anderson, $9,495;
      Ms. Tempel, $10,575; Company matching contributions under the Company's Stock Savings Plan -- Mr. Musser,
      $523; Dr. Anderson, $6,330; Ms. Tempel, $5,981. With respect to Messrs. Dixon and More, the stated amounts are for matching contributions made by CompuCom under its 401(k) matched savings plan of $4,497 for each of Mr.
      Dixon and Mr. More and forgiveness of the principal amount of $70,000 under a note from Mr. More to CompuCom.

 (6)  Mr. Musser does not participate in the Company's stock option plans or long term incentive plan.

 (7)  Dr. Anderson was elected as an executive officer of the Company in November 1993. Dr. Anderson also had served as an executive officer of the Company in 1991 and during part of 1992.

 (8)  This amount represents the fair market value on November 30, 1992 of an aggregate of 58,800 shares of common stock of Cambridge Technology Partners granted by the Company to Dr. Anderson on that date under the Company's long term incentive plan. Of those shares, 11,025 shares represent the payment of share units previously awarded to Dr. Anderson under the Company's long term incentive plan upon the acceleration of the vesting schedule and payment date of such share units to November 30, 1992, and 47,775 shares represent an increase in the amount of shares granted under the plan. All of the shares are subject to repurchase by the Company upon termination of employment, which restrictions lapse as to 33% of the shares on December 31, 1992, 67% of the shares on December 31, 1993 and 100% of the shares on December 31, 1994. If any dividends are paid with respect to the shares of common stock of Cambridge Technology Partners, such dividends will be paid to Dr.
      Anderson. At December 31, 1993, Dr. Anderson held 19,600 shares of stock in Cambridge Technology Partners subject to continuing restrictions with a value of $308,700.

 (9)  This amount represents the fair market value on November 30, 1992 of 80,000 shares of common stock of
      Cambridge Technology Partners granted by the Company to Ms. Tempel on that date under the Company's long term incentive plan. The shares are subject to repurchase by the Company upon termination of employment, which restrictions lapse as to 33% of the shares on December 31, 1992, 67% of the shares on December 31, 1993 and
      100% of the shares on December 31, 1994. If any dividends are paid with respect to the shares of common stock of Cambridge Technology Partners, such dividends will be paid to Ms. Tempel. At December 31, 1993, Ms. Tempel held 26,666 shares of stock in Cambridge Technology Partners subject to continuing restrictions with a value of $420,000.

(10)  Options granted by CompuCom Systems, Inc. to acquire shares of common stock of CompuCom, a majority owned subsidiary of the Company.

     The Company and Jean C. Tempel have entered into an agreement fixing her compensation for 1994 and providing for certain compensation in the event of termination of her employment as described below under 'CERTAIN TRANSACTIONS.' Avery More and CompuCom Systems, Inc. have entered into an agreement in connection with Mr. More's resignation as an executive officer of CompuCom as described below under 'CERTAIN TRANSACTIONS.'

STOCK OPTIONS

     The following table sets forth information with respect to options exercised during fiscal year 1993 and the number of unexercised options and the value of unexercised in-the-money options at December 31, 1993. The information set forth in this table relates to options granted to the named individuals by the Company to purchase shares of Company Common Stock and options granted to certain of the named executives by subsidiaries of the Company to purchase shares of each such subsidiary. No options were granted to any of the named executive officers for services rendered during 1993.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                       YEAR AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                      SHARES                       OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
                                    ACQUIRED ON    VALUE       AT FISCAL YEAR-END(#)      AT FISCAL YEAR-END($)(1)
               NAME                 EXERCISE(#)  REALIZED($) EXERCISABLE  UNEXERCISABLE EXERCISABLE   UNEXERCISABLE
 Warren V. Musser                            0       --               0             0   $          0   $          0
 Gary J. Anderson                            0       --          12,500         2,500   $    116,875   $     29,375
 Jean C. Tempel
  Company Options                        5,000   $   58,750      32,500        47,500   $    268,750   $    385,000
  Cambridge Options                          0           --       4,791         5,209         65,876         71,624
 James W. Dixon
  CompuCom Options                           0           --     912,500       212,500   $  2,338,281   $    519,531
 Avery More
  CompuCom Options                     400,000   $  887,500           0       225,000   $          0   $    482,813

(1)  The value of unexercised in-the-money options is calculated based upon (i) the fair market value of the stock at December 31, 1993 less the option exercise price, multiplied by (ii) the number of shares subject to an option. On December 31, 1993, the per share fair market values utilized in calculating the values in this table were as follows: Company Common Stock, $24.00; CompuCom common stock, $4.0625; Cambridge Technology
     Partners common stock, $15.75.

                            STOCK PERFORMANCE GRAPHS

     The following chart compares the cumulative total return on the Company's Common Stock for the period from December 31, 1983 through December 31, 1993 with the cumulative total return on the Russell 2000 Index for the same period and the cumulative total return for a peer group index for the period from December 31, 1988 through December 31, 1993.

                     [INSERT STOCK PERFORMANCE GRAPH #1 HERE]

                SAFEGUARD      RUSSELL 2000      PEER GROUP
1983                37              68
1984                44              64
1985                79              84
1986                83              88
1987                89              80
1988               100             100              100
1989                83             116              112
1990                59              94              111
1991                89             137              203
1992               111             162              224
1993               145             193              299



1. The peer group consists of SIC Code 737--Computer Programming & Data Processing Services and SIC Code 5045--Computer, Peripheral Equipment and Software Wholesalers, with a 50% weighting for each SIC Code. Stock perfomance data for the peer group index was not available from the publisher for the full ten-year period.

2. Assumes reinvestment of dividends for each comparison index. The Company has not distributed cash dividends during this ten-year period. Assumes a value of zero for all rights issued in rights offerings to the Company's shareholders.

3. Assumes that the value of each investment was $100 on December 31, 1988.

4. The chart is presented on a logarithmic scale in order to enhance the comparability of the annual percentage changes in the cumulative total returns.

     The following chart compares the cumulative total return on the Company's Common Stock, assuming a net investment (as described below) in the stock offered in each of the rights offerings to the Company's shareholders, with the cumulative total returns on the Russell 2000 Index and the peer group index, in each case for the same period as in the above chart. The Company's primary method of providing investment returns to its shareholders is through rights offerings, and not through dividends. This chart, based on the assumptions described below, should provide a more comprehensive indication of the cumulative total return to the Company's shareholders by including both the value of the Company's Common Stock and the value of the various common stocks a shareholder could have obtained in the five rights offerings of the Company. All of the decrease in the value of the Safeguard holdings during 1993 and most of the increase in the value of the Safeguard holdings during the ten-year period is attributable to changes in the value of the Novell stock acquired in the 1985 rights offering.

                  [INSERT STOCK PERFORMANCE GRAPH #2 HERE]


                SAFEGUARD      RUSSELL 2000      PEER GROUP
1982                11              53
1983                17              68
1984                20              64
1985                55              84
1986                60              88
1987                85              80
1988               100             100              100
1989                92             116              112
1990               141              94              111
1991               455             137              203
1992               444             162              224
1993               364             193              299

1. The peer group is the same as in the first chart above.

2. The cumulative total return on the Company's Common Stock assumes the exercise on the expiration date of all of the rights received in each rights offering made to the Company's shareholders, and the sale at the market price of a portion of the stock purchased upon each such exercise to fund the payment of the rights exercise price, resulting in the acquisition of stock offered in each rights offering at a net cost of zero. The subsequent cumulative returns on such stock holdings are included in the cumulative total return on the Company's Common Stock for the remainder of the comparison period. The rights offerings have permitted each shareholder to obtain one right for every two shares of the Company's Common Stock. Therefore, for each share of Company Common Stock held, a shareholder is assumed to have acquired: (a) 0.315 shares of Novell, Inc. on February 25, 1985; (b) 0.238 shares of CompuCom Systems, Inc. (formerly Machine Vision International Corporation) on October 25, 1985; (c) 0.25 shares of Tangram Enterprise Solutions, Inc. (formerly Rabbit Software Corporation) on February 6, 1987; (d) 0.079 shares of CenterCore, Inc., on May 25, 1988 for $1.00; and
   (e) 0.214 shares of Cambridge Technology Partners (Massachusetts), Inc. on May 13, 1993.

3. Assumes reinvestment of dividends for each comparison index.

4. Assumes that the value of each investment was $100 on December 31, 1988.

5. Although the company believes the assumptions made in calculating the values of the chart are reasonable, other assumptions could be used which may cause the graph of the Company's cumulative total return to be altered.

6. The chart is presented on a logarithmic scale in order to enhance the comparability of the annual percentage changes in the cumulative total returns.

                              CERTAIN TRANSACTIONS

     In January 1989, Avery More joined CompuCom as President and co-Chief Executive Officer. In such capacity, he acted as an executive officer of the Company through December 31, 1993. As a partial condition for his accepting employment, CompuCom provided Mr. More with a five-year, interest-free loan of $150,000 ('Initial Note') evidenced by a promissory note and secured by a second mortgage on his residence in Dallas, Texas. In December 1992, Mr. More delivered to CompuCom in partial payment of the exercise price of an option to purchase shares of the common stock of CompuCom a full recourse, five-year promissory note in the amount of $600,000 ('Subsequent Note') which is secured by a pledge of 200,000 shares of CompuCom common stock. The Subsequent Note provided for the annual payment of interest at an adjustable annual rate equal to the prime rate of CompuCom's commercial lender, and the payment of principal and interest in two equal annual installments beginning in 1996. The Subsequent Note also was to become payable in full upon termination of employment or payable on a pro rata basis upon the sale of any shares pledged as collateral. In connection with Mr. More's resignation as an executive officer of CompuCom, the outstanding principal balance of $70,000 under the Initial Note was forgiven by CompuCom on January 1, 1994 and the Subsequent Note was amended to provide for the payment of accrued interest on the 8th day of December in each of 1993 and 1994 and payment in full of the outstanding principal balance and accrued interest on March 1, 1995. Mr. More will continue as a consultant to CompuCom through January 4, 1995 for an annual fee equal to his 1993 salary. During this period, CompuCom also will continue to provide Mr. More with the standard senior management benefits to which he was entitled prior to his resignation. In addition, Mr. More's option to purchase shares of CompuCom will continue to vest according to the vesting schedule set forth in his option agreement, provided, however, that the 75,000 shares which remain unvested on January 2, 1995 will be converted from incentive stock options to non-qualified stock options and will become fully vested on that date.

     In January 1994, CompuCom sold to Rosetta Stone Corporation, a corporation of which Mr. More is a principal owner, a majority interest in PC Parts Express, Inc., a subsidiary of CompuCom, and substantially all of CompuCom's property and assets related to its network training business. The purchase price for the interest in PC Parts Express, which was initially determined by negotiations between Warren V. Musser and Mr. More, was based upon a valuation based on a multiple of adjusted 1993 after-tax profits of PC Parts Express. The Robinson-Humphrey Company, Inc., an investment banking firm, rendered to CompuCom a fairness opinion with respect to the structure and pricing of the sale of the interest in PC Parts Express. The transaction was approved by CompuCom's Board of

Directors, with Mr. More abstaining from the vote. Rosetta Stone Corporation purchased 1,700,000 shares of PC Parts Express, Inc. (representing a 56% interest) for $2.25 per share, which was paid by delivery of $325,000 cash and a $3,500,000 non-recourse promissory note with a five-year term ('PCPE Note') which is secured by a pledge of the 1,700,000 shares as collateral. The PCPE Note bears interest at the annual rate of 10%. Interest will accrue and will be due and payable on January 5, 1996, 1997 and 1998. Principal and unpaid accrued interest under the PCPE Note will become payable in full on January 5, 1999. Rosetta Stone Corporation also issued to CompuCom a five-year warrant to purchase 250,000 shares of PC Parts Express, Inc. at an exercise price of $2.25 per share. The pricing and structure of CompuCom's sale of its network training business to Rosetta Stone Corporation was determined by negotiations between Mr. Musser and Mr. More and was based upon a valuation based on a multiple of 1993 after-tax profits of the network training business, which was selected to reflect the small, private company status that this group is expected to have. The purchase price of $1,500,000 was paid by Rosetta Stone Corporation by delivery of a $1,000,000 five-year non-recourse promissory note ('Network Training Note') and a royalty agreement which provides for the payment to CompuCom of 2% of revenues for a five-year period, with a minimum and maximum annual payment of $100,000 and $300,000, respectively. The Network Training Note bears interest at the prime rate, adjustable annually, of CompuCom's commercial lender, with payments of principal and interest on December 31 of each year. CompuCom acquired the networking training business in April 1992 in connection with its acquisition of certain assets of CompuServe Systems Integration Group Southwest, Inc., a technical network integration services business. The cost of these assets to CompuCom was less than $500,000.

     In August 1993, Edward R. Anderson joined CompuCom as Chief Operating Officer. As of January 1, 1994, Mr. Anderson became President and Chief Executive Officer of CompuCom and as such became an executive officer of the Company. As a partial condition for his accepting employment, CompuCom provided Mr. Anderson with a bridge loan of $194,816 evidenced by a promissory note which bears interest at 1% in excess of the prime rate. The principal and accrued interest will become payable within seven days of the sale of his California residence. Mr. Anderson also delivered to CompuCom in payment of the purchase price of 350,000 shares of common stock of CompuCom a full recourse, four-year promissory note in the amount of $1,093,750 which is secured by a pledge of the 350,000 CompuCom shares. Interest on the note accrues at the rate of 6% per annum and is payable annually beginning January 1, 1995. Principal is payable in two equal annual installments on August 10 in each of 1996 and 1997.

     In February 1992, Ms. Tempel joined the Company as President and Chief Operating Officer. As a partial condition for her accepting employment, the Company provided Ms. Tempel with a two-year, interest-free loan of $200,000, evidenced by a promissory note and secured by a first mortgage on her residence in Pennsylvania. In November 1993, the terms of that promissory note were revised to provide for repayment on the earlier of the sale of her Pennsylvania residence or December 31, 1994. The Company also entered into an agreement with Ms. Tempel in November 1993 providing for the payment, upon termination of employment on or before December 31, 1994, of her base pay through December 31, 1994, or for six additional months, whichever is greater, payable in equal installments over the period in question.

     Mr. Musser has a material interest in a real estate lease between a trust, of which he is the sole beneficiary, and Cambridge Technology Partners (Massachusetts), Inc., as disclosed above under the heading 'COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.'

     The Company and Valley Forge Capital Group, Ltd. ('VFCG'), a business mergers and acquisition advisory firm owned by Donald R. Caldwell, were parties to a consulting agreement pursuant to which VFCG rendered advisory services on general business matters and strategic planning to the Company and its partnership companies. Mr. Caldwell has been an executive officer of the Company since November 1993. Under this agreement, VFCG received a $10,000 monthly retainer from January through June 1993 and a $15,000 monthly retainer from July through December 1993 and earned transaction fees of $100,000 in connection with an acquisition made by the Company during 1993. No further consulting or transaction fees under this agreement will be payable by the Company or any of its subsidiaries other than as set forth below. The Company and VFCG remain subject to an agreement under which VFCG acted as an advisor in connection with structuring the proposed transfer by the Company and its real estate affiliate of ownership of certain of their real estate properties to an operating partnership of a Real Estate Investment Trust ('REIT'). Pursuant to that agreement, VFCG will be entitled to receive a transaction fee equal to .5% of the value of the assets transferred by the Company and its real estate affiliate to the REIT and an incentive fee equal to between 4% and 8% of the market value of the aggregate consideration received for such assets. The Company also had extended to VFCG an interest-free $300,000 line of credit. Any transaction fees paid to VFCG generally have been applied first to repayment of any principal amounts outstanding under the line of credit. At December 31, 1993, the principal balance outstanding under the line of credit was $180,000. During 1993, VFCG also received transaction fees of $110,200 from CenterCore, Inc., a majority owned subsidiary of the Company, for services rendered in connection with CenterCore's acquisitions of Airo Clean Engineering, Inc. and Maris Equipment Company, Inc., and is eligible to receive future additional payments in connection with the Maris acquisition of up to a maximum of $58,800 based on Maris' earnings and project reserves.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Since 1986, the Company has retained KPMG Peat Marwick as its independent public accountants and it intends to retain Peat Marwick for the current year ending December 31, 1994. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity at the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 ('1934 Act') requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ('10% Shareholders'), to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ('SEC') and the New York Stock Exchange. Officers, directors and 10% Shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period January 1, 1993 through December 31, 1993, its officers, directors and 10% Shareholders complied with all applicable
Section 16(a) filing requirements.

                                 OTHER BUSINESS

     The Company is not aware of any other business to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

     The Company's Annual Report for 1993, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the shareholders but is not to be regarded as proxy solicitation material.

Dated: April 8, 1994

PROXY
                     SAFEGUARD SCIENTIFICS, INC.
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby constitute and appoint Warren V. Musser, Donald R. Caldwell, and James
A. Ounsworth and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me, as directed, and in their discretion, on all other matters which may properly come before the 1994 Annual Meeting of Shareholders of Safeguard Scientifics, Inc. to be held on May 12, 1994, and at any adjournments thereof. I direct said proxies to vote as specified on the reverse side.

          PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.


                             FOLD AND DETACH HERE

        [ INSERT GRAPHIC -- SEE APPENDIX FOR GRAPHIC AND IMAGE MATERIAL ]

1. Election of Directors

     FOR             WITHHOLD        TO WITHHOLD AUTHORITY TO VOTE FOR                 TO CUMULATE VOTES, WRITE THE NAME OF
all nominees         AUTHORITY       ANY INDIVIDUAL WHILE VOTING FOR THE               THE NOMINEES(S) AND THE NUMBER OF VOTES TO
listed (except    to vote for all    REMAINDER, STRIKE A LINE THROUGH THE              BE CAST FOR EACH NOMINEE IN THE SPACE
as marked to         nominees        NOMINEE'S NAME IN THE LIST BELOW:                 PROVIDED BELOW, FOLLOWED BY "CUMULATE FOR."
the contrary)                        Nominees: Warren V. Musser, Vincent G. Bell Jr.,
                                     Robert A Fox, Delbert W. Johnson, Peter Likins,
                                     Jack L. Messman, Russell E. Palmer,
                                     John W. Poduska Sr., Heinz Schimmelbusch,
                                     Hubert J.P. Schoemaker, and Jean C. Tempel.


                                                 DATED:                   , 1994
                                                            Signature

                                                    Signature if held jointly


                                            THIS PROXY MUST BE SIGNED EXACTLY AS
                                    NAME APPEARS HEREIN. When shares are held by
                          joint tenants, both should sign. Attorneys, executors,
                        administrators, trustees, etc. should give full title as
                           such. If a corporation, please sign in full corporate
                              name by duly authorized officer. If a partnership,
                           please sign in partnership name by authorized person.


PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES.


                            FOLD AND DETACH HERE


                             [ SAFEGUARD LOGO ]


                                 YOUR PROXY VOTE IS IMPORTANT, REGARDLESS OF THE
                                                       NUMBER OF SHARES YOU OWN.
                                WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ABOVE
                                   PROXY CARD AND RETURN IT WITHOUT DELAY IN THE
                                                              ENCLOSED ENVELOPE.

                 APPENDIX FOR GRAPHIC AND IMAGE MATERIAL

    Pursuant to Item 304 of Regulation S-T, the following information appears at the bottom of the proxy card with graphical borders.

SAFEGUARD -- A Partnership of Companies

TECHNOLOGY                              DESCRIPTION                                             SSI OWNERSHIP

Cambridge Technology Partners           Information technology consulting & software                 25%
                                        development services

Coherent Communications Systems         Enhanced-quality telecommunications via expertise            99%
                                        in echo cancellation technology, digital signal
                                        processing & software development

CompuCom Systems                        Leading direct reseller of microcomputer-based               64%
                                        systems and services to Fortune 1000 and other
                                        large companies

Laser Communications                    Clear line-of-sight wireless data communications             50%

Micro Dynamics                          Document imaging systems                                     55%

Premier Solutions                       Asset management systems solutions for financial             77%
                                        services industry

Sanchez Computer Associates             Banking software and support services                        44%

Tangram Enterprise Solutions            Mainframe enterprise-wide information management             75%
                                        products & services

XL Vision                               Designer and manufacturer of electronic imaging              16%
                                        products

SERVICE

Sky Alland Research                     Provider of customer satisfaction research services          55%

CenterCore                              Designs, manufactures and markets office                     65%
                                        furnishings, air filtration systems and advanced
                                        electronic security systems

Pioneer Metal Finishing                 A specialty metal finishing company                         100%

The Nichols Co.                         Real estate ownership, management and development            40%

VENTURE CAPITAL AFFILIATES

Radnor Venture Partners                 A $33 million High Tech Venture Capital fund                 14%

Technology Leaders I                    A $60.6 million High Tech Venture Capital fund                3%